EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $0.48 on Revenues of $352 Million

ROGERS, Ark., Nov. 16, 2022 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the second quarter of fiscal year 2023.

“We are the market leader in a vital, irreplaceable, and growing industry. Numerous competitors are shrinking and closing while we are leaning into our value proposition, adapting, as always, to changing business conditions. The combination of rapid inflation, tight supply conditions for our vehicle, and rising credit costs is unprecedented; this environment creates enormous opportunity for America’s Car-Mart. Our volumes grew in the last quarter despite these headwinds. In addition, we are making a series of important long-term investments which are flowing through the current income statements. These initiatives are fundamental to greater operational efficiency and achieving our productivity goals,” said Jeff Williams, Chief Executive Officer. “There will always be a large number of people living paycheck to paycheck, and no firm is better positioned to serve this customer than America’s Car-Mart. While managing through this challenging environment, we are growing, supporting our many loyal customers, and aggressively focused on continuous improvement. We will always prepare for the worst and hope for the best.”

“Revenues grew 24% to $352 million, including a 30% increase in interest income to $48 million, for the second quarter of fiscal 2023 compared to the prior year quarter. The average sales price increased 13% and unit sales volume increased 7%. Our sales volume productivity of 34.4 units sold per dealership per month for the quarter was up 5% compared to the prior year quarter and up 2% sequentially. We ended the quarter with more than 98,600 customers, nearly 6% more than at this time last year,” said Mr. Williams. “Our ongoing productivity gains, despite headwinds, reflect strong and increasing demand for our offering and an increasingly more favorable competitive environment. Based on our strong market position and our long-term growth potential, we are continuing to invest aggressively in our business. Greater productivity will enable our dealerships to support 1,000 or more active customers – currently, our dealerships average 640 customers each compared to 617 a year ago. As our investments bear fruit and we improve execution, the number of customers served per store should continue to accelerate.”

“Looking at our business at a high level, our sales increased nicely this quarter as compared to the prior year’s quarter, but we earned far less income. Primary drivers of the shortfall relate to wholesale losses- approximately 200 basis points of gross margin decrease, and inventory procurement challenges, including higher direct and indirect cost of sales inputs, that were not passed on to consumers- another approximate 200 basis point effect. The market changed dramatically during the past year, as the price of used vehicles increased while our customers’ ability to pay has declined. The result is we have taken losses on certain amounts of inventory, and we expect wholesale losses to continue into next quarter. In addition, labor costs are up across the board, as well as funding costs of the business due to higher interest rates. We view the wholesale losses and procurement challenges as temporary,” continued Mr. Williams. “We are also pursuing several growth initiatives in the business, many of which have been ongoing for several quarters. The costs of these initiatives have impacted current earnings, but we are confident they will prove to be wise investments over time. We believe these initiatives are important for our shareholders to understand, as follows:

  Reconditioning.  We have begun launching several pilots to scale both the acquisition and reconditioning of vehicles with strategic partners who have footprints that closely align with the markets in which we operate.  These efforts are in the early innings, but we are encouraged by what we have learned, and believe that these efforts will enable us to provide more vehicles to our customers at lower prices.
  Loan Origination System (LOS). In 2021, we began working on a new LOS.  To date, we have installed the LOS in 36 dealerships, and are extremely encouraged by the results.  We estimate that our LOS will be fully operational by May 2023.
  Enterprise Resource Planning (ERP).  As part of our ongoing efforts to remove manual tasks from the store operating level and increase efficiencies across our company and systems, we began an ERP software system conversion in 2021.  Once completely installed, this ERP system will provide us with enormous operating flexibility in managing multiple aspects of the business across all of our locations.  We anticipate the ERP conversion will be completed in calendar 2023.
  Store Renovations. We have invested in our facilities with a physical refresh and upgrade of our stores.  Over the past 18 months we have spent approximately $27 million in facility rebranding, remodels, and relocations. We have opened three new store locations, completed significant remodels at six locations and relocated six stores with one more in process. These expenditures have been made at locations that have the potential to serve significantly more customers, but did not have the physical facilities to allow for it. We have been encouraged by the results that we have seen in stores that have been updated.
  People.  During the last nine months, we have made several great additions to our senior management team, including Doug Campbell as President, Holly Thomson as Chief Digital Officer, and Jules Gianneschi, as SVP People. Doug, Holly and Jules have joined us from Avis Budget Group, Wells Fargo and Walmart Inc., respectively, and we are excited to have them on board.
  Acquisitions.  To date, we have completed three acquisitions. These acquisitions have produced above-average returns, and we are currently talking to multiple parties about other, similar acquisitions.  We are especially encouraged by the recent additions of Steve Taylor (Director of Acquisitions) and Kyle Kirchhofer (VP Business Operations) to our management team. Both Kyle and Steve joined America’s Car-Mart through acquisitions and bring numerous years of industry experience and knowledge.

“We understand the short-term challenges in the business, but we see them as just that – short term.  The opportunity before us has never been clearer, and we are fortunate to be in a growth mindset while the industry as a whole retreats.  We are especially excited about the knowledge and expertise that our new executives will add to our talented and experienced team, and we are excited to share our belief in the Company’s future.”

“The current operating environment is challenging – our customer is stressed by high prices for necessities like gas, food, and rent, while the price of our vehicle remains relatively high. Overall industry credit results are normalizing as 60+ delinquencies in subprime auto are now well above pre-pandemic levels. We believe this environment will drive more higher credit quality customers to the Car-Mart family in the future,” said Mr. Williams. “Net charge-offs as a percentage of average receivables were 5.8%1 for the quarter, above the five-year average of 5.6%1 and below the ten-year average of 6.3%.1 Our customers are benefiting from a robust job market, and we continue to improve our support to keep them on the road – what we do best. As vehicle prices moderate and decline, we will be in a position to pick up more market share as affordability improves.”

“Interest rates have risen materially over the past year, and we are adapting. We are adjusting retail vehicle and service contract prices to offset inflationary pressures while being mindful of affordability challenges. As both capital costs and credit losses have risen, our competitors’ offerings have tightened, and we are seeing competitors close their doors. This creates opportunities to strengthen our deal structures without significantly affecting volumes,” added Mr. Williams. “We will be increasing our consumer interest rates to 18% in all states but Arkansas, which will stay at 16.5% due to a state cap. We remain confident in both our long-term growth prospects and our ability to earn ROEs in line with our historical averages.”

“Most of our increased SG&A spend relates to investment in our people – the additions to our management team mentioned above as well as wage and benefit increases across the board to remain competitive. As mentioned, we have some opportunities to become more productive and efficient as we navigate through this current environment. Although there are several challenges in the current operating environment, we continue to remain focused on our long-term goals of serving more customers and improving productivity at our dealerships. As credit results normalize across the market, it is apparent that customers rely on the services we provide, and we have a large opportunity to help them in times such as these,” said Vickie Judy, CFO.

“Interest expense increased $5.8 million over the prior year quarter. This increase is due to higher average borrowings, resulting from our growth, and higher interest rates. We will continue to be mindful of efficiencies in our funding costs in terms of advance rates, credit costs and other funding costs as we look to access the securitization market again later this fiscal year. Our total debt to finance receivables was 43.8% at October 31, 2022, and our total debt, net of total cash, to finance receivables was 40.9%2. During the first six months of fiscal 2023, we grew finance receivables by $158 million, increased inventory by $15 million, repurchased $5 million of our common stock and funded $16 million in capital expenditures,” added Ms. Judy.

1   Subsequent to the issuance of our interim financial statements for the period ended July 31, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses.  The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off.  It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors.  The impact of these adjustments resulted in a cumulative decrease in the allowance for credit losses of $9.3 million and $9.4 million at October 31, 2021 and April 30, 2022, respectively, and an increase in diluted earnings per share for the three and six months ended October 31, 2021, of $0.08 and $0.24, respectively.  Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

2 Calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release.

Conference Call and Investor Presentation

Management will be holding a conference call on Thursday, November 17, 2022, at 11:00 a.m. Eastern Time to discuss quarterly results. Participants may access the conference call via webcast using this link: Webcast Link. To participate via telephone, please register in advance using this Registration Link. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial-in 10 minutes prior to the start time.

A replay of the conference call and webcast will be available on-demand which will be available for 12 months.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). We present total debt, net of total cash, to finance receivables, a non-GAAP measure, as a supplemental measure of our performance. We believe total debt, net of total cash, to finance receivables is a useful measure to monitor leverage and evaluate balance sheet risk. This measure should not be considered in isolation or as a substitute for reported GAAP results because it may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measure or communication. The most directly comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, for non-GAAP financial measures are presented in the tables of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  operational infrastructure investments;
  same dealership sales and revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  customer growth;
  gross margin percentages;
  gross profit per retail unit sold;
  new dealership openings;
  performance of new dealerships;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality;
  technological investments and initiatives; and
  the Company’s business, operating and growth strategies and expectations.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  business and economic disruptions and uncertainty that may result from any future outbreaks or adverse developments with the COVID-19 pandemic or other public health crises and any efforts to mitigate the financial impact and health risks associated with such developments;
  the availability of credit facilities and access to capital through securitization financings or other sources on terms acceptable to us to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:        Jeffrey A. Williams, CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Three Months Ended		2022	Three Months Ended
	October 31,		vs.	October 31,
	2022	2021	2021	2022	2021
Operating Data:
Retail units sold	15,885	14,824	7.2%
Average number of stores in operation	154	151	2.0
Average retail units sold per store per month	34.4	32.7	5.2
Average retail sales price(1)	$18,025	$15,926	13.2
Total gross profit per retail unit sold(1)	$6,132	$6,095	0.6
Same store revenue growth	23.2%	28.2%
Net charge-offs as a percent of average finance receivables(1)	5.8%	4.4%
Total collected (principal, interest and late fees)	$150,765	$134,222	12.3
Average total collected per active customer per month	$514	$485	6.0
Average percentage of finance receivables-current (excl. 1-2 day)	80.8%	81.4%
Average down-payment percentage	5.1%	6.0%

Period End Data:
Stores open	154	152	1.3%
Accounts over 30 days past due	3.6%	4.0%
Active customer count	98,636	93,231	5.8
Finance receivables, gross	$1,259,649	$966,425	30.3
Weighted average total contract term	44.8	40.0	12.0%

Statements of Operations:
Revenues:
Sales(1)	$303,554	$247,520	22.6%	100.0%	100.0%
Interest income	48,286	37,019	30.4	15.9	15.0
Total	351,840	284,539	23.7	115.9	115.0

Costs and expenses:
Cost of sales	206,142	157,167	31.2	67.9	63.5
Selling, general and administrative	42,911	37,161	15.5	14.1	15.0
Provision for credit losses(1)	88,828	56,491	57.2	29.3	22.8
Interest expense	8,350	2,513	232.3	2.8	1.0
Depreciation and amortization	1,309	958	36.6	0.4	0.4
Loss on disposal of property and equipment	242	44	-	0.1	-
Total	347,782	254,334	36.7	114.6	102.8

Income before taxes	4,058	30,205		1.3	12.2

Provision for income taxes(1)	919	6,780		0.3	2.7

Net income	$3,139	$23,425		1.0	9.5

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$3,129	$23,415

Earnings per share:
Basic(1)	$0.49	$3.59
Diluted(1)	$0.48	$3.41

Weighted average number of shares used in calculation:
Basic	6,368,840	6,529,846
Diluted	6,548,271	6,863,273

(1)	Subsequent to the issuance of our interim financial statements for the period ended July 31, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in an increase in diluted earnings per share for the three months ended October 31, 2021 of $0.08. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Six Months Ended		2022	Six Months Ended
		October 31,	vs.	October 31,
	2022	2021	2021	2022	2021
Operating Data:
Retail units sold	31,421	30,043	4.6%
Average number of stores in operation	154	151	2.0
Average retail units sold per store per month	34.0	33.2	2.4
Average retail sales price(1)	$18,045	$15,567	15.9
Total gross profit per retail unit sold(1)	$6,326	$6,041	4.7
Same store revenue growth	22.3%	36.7%
Net charge-offs as a percent of average finance receivables(1)	11.0%	8.4%
Total collected (principal, interest and late fees)	$298,986	$265,151	12.8
Average total collected per active customer per month	$515	$486	6.0
Average percentage of finance receivables-current (excl. 1-2 day)	80.6%	82.7%
Average down-payment percentage	5.2%	6.4%

Period End Data:
Stores open	154	152	1.3%
Accounts over 30 days past due	3.6%	4.0%
Active customer count	98,636	93,231	5.8
Finance receivables, gross	$1,259,649	$966,425	30.3
Weighted average total contract term	44.8	40.0	12.0%

Statements of Operations:
Revenues:
Sales(1)	$598,031	$491,423	21.7%	100.0%	100.0%
Interest income	92,627	70,605	31.2	15.5	14.4
Total	690,658	562,028	22.9	115.5	114.4

Costs and expenses:
Cost of sales	399,257	309,930	28.8	66.8	63.1
Selling, general and administrative	86,145	75,961	13.4	14.4	15.5
Provision for credit losses(1)	165,068	106,341	55.2	27.6	21.6
Interest expense	15,695	4,496	249.1	2.6	0.9
Depreciation and amortization	2,460	1,873	31.3	0.4	0.4
Loss on disposal of property and equipment	251	46	-	0.0	-
Total	668,876	498,647	34.1	111.8	101.5

Income before taxes	21,782	63,381		3.6	12.9

Provision for income taxes(1)	4,946	13,902		0.8	2.8

Net income	$16,836	$49,479		2.8	10.1

Dividends on subsidiary preferred stock	$(20)	$(20)

Net income attributable to common shareholders	$16,816	$49,459

Earnings per share:
Basic(1)	$2.64	$7.53
Diluted(1)	$2.56	$7.14

Weighted average number of shares used in calculation:
Basic	6,371,083	6,567,020
Diluted	6,574,928	6,930,604

(1)		Subsequent to the issuance of our interim financial statements for the period ended July 31, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in an increase in diluted earnings per share for the six months ended October 31, 2021 of $0.24. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Condensed Consolidated Balance Sheet and Other Data
(Dollars in thousands)

	October 31,	April 30,	October 31,
	2022	2022	2021

Cash and cash equivalents	$4,529	$6,916	$2,124
Restricted cash from collections on auto finance receivables	$32,565	$35,671	$-
Finance receivables, net(1)	$986,919	$863,674	$757,468
Inventory	$130,298	$115,302	$108,989
Total assets(1)	$1,301,780	$1,154,696	$986,115
Revolving lines of credit, net	$302,123	$44,670	$324,090
Non-recourse notes payable, net	$249,622	$395,986	$-
Treasury stock	$297,421	$292,225	$277,491
Total equity(1)	$492,292	$476,534	$444,566
Shares outstanding	6,368,840	6,371,977	6,508,963
Book value per outstanding share(1)	$77.36	$74.85	$68.36

Finance receivables:
Principal balance	$1,259,649	$1,101,497	$966,425
Deferred revenue - accident protection plan	(49,243)	(43,936)	(38,355)
Deferred revenue - service contract	(57,265)	(48,555)	(37,375)
Allowance for credit losses(1)	(272,730)	(237,823)	(208,957)

Finance receivables, net of allowance and deferred revenue	$880,411	$771,183	$681,738

Allowance as % of principal balance net of deferred revenue	23.65%	23.57%	23.46%

Changes in allowance for credit losses:
	Six months ended
	October 31,
	2022	2021
Balance at beginning of period(1)	$237,823	$177,267
Provision for credit losses(1)	165,068	106,341
Charge-offs, net of collateral recovered(1)	(130,161)	(74,651)
Balance at end of period	$272,730	$208,957

(1)	Subsequent to the issuance of our interim financial statements for the period ended July 31, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in a cumulative decrease in the allowance for credit losses of $9.3 million and $9.4 million at October 31, 2021 and April 30, 2022, respectively. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six months ended
	October 31,
	2022	2021

Operating activities:
Net income	$16,836	$49,479
Provision for credit losses(1)	165,068	106,341
Losses on claims for accident protection plan	11,231	10,012
Depreciation and amortization	2,460	1,873
Finance receivable originations	(580,838)	(476,580)
Finance receivable collections	206,358	194,546
Inventory	46,225	7,155
Deferred accident protection plan revenue(1)	13,328	7,886
Deferred service contract revenue(1)	14,402	17,636
Income taxes, net(1)	850	4,216
Other	11,402	7,485
Net cash used in operating activities	(92,678)	(69,951)

Investing activities:
Purchase of investments	(225)	(225)
Purchase of property and equipment and other	(16,443)	(6,844)
Net cash used in investing activities	(16,668)	(7,069)

Financing activities:
Change in revolving credit facility, net	256,977	99,599
Payments on non-recourse notes payable	(149,184)	-
Change in cash overdrafts	-	(719)
Debt issuance costs	(89)	(1,788)
Purchase of common stock	(5,195)	(19,963)
Dividend payments	(20)	(20)
Exercise of stock options and issuance of common stock	1,364	(858)
Net cash provided by financing activities	103,853	76,251

Decrease in cash, cash equivalents, and restricted cash	$(5,493)	$(769)

(1)	Subsequent to the issuance of our interim financial statements for the period ended July 31, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

Calculation of Debt, Net of Total Cash, to Finance Receivables:
	October 31, 2022	April 30, 2022
Debt:
Revolving lines of credit, net	$302,123	$44,670
Non-recourse notes payable, net	249,622	395,986
Total debt	$551,745	$440,656

Cash:
Cash and cash equivalents	$4,529	$6,916
Restricted cash from collections on auto finance receivables	32,565	35,671
Total cash, cash equivalents, and restricted cash	$37,094	$42,587

Debt, net of total cash	$514,651	$398,069

Principal balance of finance receivables	$1,259,649	$1,101,497

Ratio of debt to finance receivables	43.8%	40.0%
Ratio of debt, net of total cash, to finance receivables	40.9%	36.1%